Exhibit 99.1

Empire Resorts Contact:	Investor Contact:
Charles A. Degliomini	Elric Martinez/Jody Burfening
VP, Communications & Government Relations	Lippert/Heilshorn & Associates, Inc.
(845) 807-0001	(212) 838-3777
emartinez@lhai.com

FOR IMMEDIATE RELEASE

EMPIRE RESORTS, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

Las Vegas, NV, March 24, 2008 – Empire Resorts, Inc. (NASDAQ: NYNY) today announced that on March 24, 2008, its Board of Directors adopted a Stockholder Rights Plan. Under the plan, Rights will be distributed as a dividend at the rate of one Right for each share of Empire common stock, par value $.01 per share, held by stockholders of record as of the close of business on April 3, 2008.

The Rights Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions and to prevent an acquirer from gaining control of Empire without offering a fair and adequate price and terms to all of Empire’s stockholders. The Rights will expire on March 24, 2010.

Each Right initially will entitle stockholders to buy one unit of a share of a series of preferred stock for $20.00. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 20 percent or more of Empire common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 20 percent or more of Empire's common stock.

A copy of the Stockholder Rights Plan will be filed shortly with the Securities and Exchange Commission.

About Empire Resorts, Inc.

Empire Resorts operates the Monticello Gaming & Raceway and is involved in the development of other gaming and non-gaming resort projects in the Catskills. Additional information can be found at www.empiresorts.com.

Statements in this press release regarding the company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties, including the need for regulatory approvals, financing and successful completion of construction. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties including (i) the risk that the Company’s proposed joint venture with Concord Associates is not completed or the Company is not able to develop a Class II or Class III casino; (ii) the risk that financing necessary for the proposed programs or projects may not be able to be obtained because of credit factors, market conditions or other contingencies, (iii) the risk of non-compliance by various counterparties of the related agreements, and (iv) general risks affecting the company as described from time to time in it's reports filed with the Securities and Exchange Commission. For a full discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the company's Annual Report or Form 10-K for the most recently ended fiscal year.